
                                                                                                    Exhibit 12



                                THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              FOR THE FIVE FISCAL YEARS ENDED JANUARY 29, 2000 AND FOR THE
                                 THIRTEEN WEEKS ENDED APRIL 29, 2000, AND MAY 1, 1999



                                                 13 Weeks Ended                       Fiscal Year Ended
                                               April 29,    May 1,    Jan. 29,   Jan. 30,  Jan. 31,     Feb. 1,   Feb. 3,
                                                 2000        1999       2000       1999      1998        1997      1996
Earnings Available for Fixed Charges:
Pretax earnings from continuing
 operations                                      $   200     $   203    $  1,523   $  1,395  $  1,279    $ 1,232   $  1,160
Fixed charges (excluding interest
 capitalized and pretax preferred
 stock dividend requirements)                         87          88         346        344       363        346        317
Dividends on ESOP Preference Shares                   (6)         (6)        (24)       (25)      (26)       (26)       (28)
Capitalized interest amortization                      2           2           7          7         6          6          5
                                                     283         287       1,852      1,721     1,622      1,558      1,454

Fixed Charges:
Gross interest expense (a)                       $    85     $    85    $    340   $    339  $    353    $   341   $    316
Interest factor attributable to
 rent expense                                          6           6          22         21        23         22         20
                                                      91          91         362        360       376        363        336

Ratio of Earnings to Fixed Charges                   3.1         3.2         5.1        4.8       4.3        4.3        4.3


(a)  Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.
